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                               January 27, 1997


Houston Biotechnology Incorporated
3608 Research Forest Drive
The Woodlands, Texas 77381

     Re: FEDERAL INCOME TAX CONSEQUENCES TO HOUSTON BIOTECHNOLOGY INCORPORATED AND THE STOCKHOLDERS OF HOUSTON BIOTECHNOLOGY INCORPORATED AS A RESULT OF THE MERGER OF MEDAREX ACQUISITION CORP., A WHOLLY-OWED SUBSIDIARY OF MEDAREX, INC., INTO HOUSTON BIOTECHNOLOGY INCORPORATED

Dear Ladies & Gentlemen:

We have acted as counsel to Houston Biotechnology Incorporated, a Delaware corporation ("Company"), in connection with the proposed merger (the "Merger") of Medarex Acquisition Corp., a newly-formed Delaware corporation (the "Merger Sub") and wholly-owned subsidiary of Medarex, Inc., a New Jersey corporation ("Medarex"), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger dated as of December 18, 1996 ("Merger Agreement") by and among Medarex, Merger Sub, and the Company. The terms of the Merger are more fully described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 21, 1997, under file #333-20119 jointly prepared by the Company and Medarex,as amended as of the date hereof (the "Registration Statement"). For purposes of this letter, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

You have advised that Medarex proposes to acquire 100% of the Company's outstanding capital common stock, par value $.01 per share ("Company Common Stock") by way of the Merger. In particular, it is our understanding that the Merger will be implemented by having Merger Sub merge with and into the Company. As a result of the Merger, all Company Stockholders will exchange their shares of Company Common Stock for shares of common stock of Medarex, par value $.01 per share ("Medarex Common Stock").

You have further advised that, with respect to the Company's outstanding warrants to purchase Company Common Stock (the "Warrants") governed by the Warrant Agreement dated as of May 24, 1993, between the Company and Mellon Securities Trust Company, as Warrant Agent
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Houston Biotechnology Incorporated
January 27, 1997
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("Warrant Agreement"), Medarex will, pursuant to the Merger, assume the
Company's obligations with respect to the Warrants and, by operation of the existing terms of the Warrant Agreement, holders of the Warrants ("Warrant Holders") will, after the Merger, upon exercise of the Warrants be entitled to purchase Medarex Common Stock in lieu of Company Common Stock. Medarex's assumption of the Company's obligation under the Warrants, and the Warrant Holder's right to acquire Medarex Common Stock in lieu of Company Common Stock shall be referred to as the "Substitution". It is our understanding that subsequent to the Merger, in a separate transaction outside the scope of our opinion, Medarex will offer to exchange the Warrants for Medarex warrants with identical terms. However, such exchange will not be mandatory.

The Company has requested our opinions as to:

 .    the federal income tax consequences of the Merger to the Company and the holders of Company Common Stock ("Company Stockholder"); and

 .    the federal income tax consequences to Warrant Holders who, pursuant to the Merger, will be entitled to purchase Medarex Common Stock.

In connection with the opinions rendered below, we have examined the following:

1.  the Company's Certificate of Incorporation, as amended;

2.  the Company's By-Laws, as amended;

3.  the Warrant Agreement;

4.  the Merger Agreement together with the exhibits thereto;

5.  the Registration Statement;

6.  Medarex's Certificate of Incorporation, as amended;

7.  Medarex's By-Laws, as amended;

8.  the Merger Sub's Certificate of Incorporation;
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Houston Biotechnology Incorporated
January 27, 1997
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9.  the Merger Sub's By-Laws; and

10. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions set out below and with the consent of the Company, we have assumed generally that:

 .    each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended;

 .    each party has full power, authority, and legal right to enter into and perform the terms of the Merger Agreement and the transactions contemplated thereby;

 .    the Company and Medarex and their authorized representatives will make the factual representations as set out in the forms of representation letter, reviewed by Company and Medarex, regarding these matters, and that such representations are correct.

Based on the documents, assumptions, and representations described above, we are of the opinion that, for federal income tax purposes:

     (a) the Merger will constitute a reorganization described in section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code");

     (b) the Company will be a party to the reorganization within the meaning of section 368(b) of the Code;

     (c) the Company will not recognize any gain or loss as a result of participating in the Merger;

     (d) a Company Stockholder who, as a result of the Merger, exchanges his or her Company Common Stock for Medarex Common Stock will not recognize any gain or loss upon such exchange;
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Houston Biotechnology Incorporated
January 27, 1997
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     (e)  a Company Stockholder's aggregate adjusted tax basis in the shares of
          Medarex Common Stock received pursuant to the Merger in exchange for Company Common Stock will be equal to the aggregate adjusted tax basis of the shares of Company Common Stock surrendered therefore (decreased by the amount of any tax basis allocable to fractional shares of Medarex Common Stock in lieu of which cash will be paid);

     (f) each Company Stockholder who held Company Common Stock as a capital asset at the Effective Time will include in his or her holding period for Medarex Common Stock received in the Merger the holding period of the shares of Company Common Stock exchanged for such shares;

     (g) a Company Stockholder who receives cash in the Merger in lieu of a fractional share of Medarex Common Stock will be treated as if the fractional share interest of Medarex Common Stock was distributed to such Company Stockholder and then redeemed by Medarex for cash. The deemed redemption will be treated as a distribution in full payment in exchange for the fractional share interest of Medarex Common Stock deemed received by the holder under section 302(a) of the Code. Accordingly, such Company Stockholder will recognize gain or loss equal to the difference between the amount of cash received and the portion of such Company Stockholder's adjusted tax basis in the shares of Company Common Stock allocable to the fractional share interest of Medarex Common Stock. The gain or loss will be long-term capital gain or loss provided shares of Company Common Stock deemed surrendered for such fractional share interest of Medarex Common Stock were held by the Company Stockholder as a capital asset as of the effectiveness of the Merger for a period of more than one year.

     (i)  unless an exemption applies, under the backup withholding rules of
          Code Section 3406, an exchange agent (such as Medarex) shall be required to withhold, and will withhold, 31% of all cash payments to which a Company Stockholder is entitled pursuant to the Merger unless such Company Stockholder provides his or her taxpayer identification number (Social Security Number in the case of an individual, or
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Houston Biotechnology Incorporated
January 27, 1997
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          Employer Identification Number in other cases) and certifies that such number is correct.

     (j) the Warrant Holders will not recognize gain or loss upon the Substitution because it will not constitute a taxable exchange under Code Section 1001. The Warrant Holder's aggregate adjusted tax basis in the Warrants will not be effected.

The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions as of the date of this opinion. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to reorganizations or conversions of stock. No assurance can be given that future legislative, judicial or administrative change or interpretations which occur after the date hereof will not adversely affect the conclusions set out herein. Moreover, there is no assurance that the Internal Revenue Service will not successfully contest some or all of the conclusions set out herein.

These opinions are being furnished solely for the benefit of the Company and Company Stockholders in connection with the Merger and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose
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Houston Biotechnology Incorporated
January 27, 1997
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consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

You are hereby advised that William D. Gutermuth is a member of the Board of Directors and a stockholder of the Company.


                                 Very truly yours,

                                 /s/ Bracewell & Patterson, L.L.P.

                                 Bracewell & Patterson, L.L.P.